Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), is made and entered into as of the 1st day of April, 2008 by and between Tronox Incorporated, a Delaware corporation (hereinafter the “Company” or “Employer”), and Thomas W. Adams (hereinafter the “Executive”). This Agreement replaces and renders void any other agreement of employment between the Company and the Executive, including that certain Continuity Agreement between the Company and Executive dated November 28, 2005 (the “Prior Agreement”).

WHEREAS: Executive has been employed by the Company for 25 years and is currently Chief Executive Officer; and

WHEREAS, Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and problems; and

WHEREAS, the Board of Directors of the Company (hereinafter the “Board,” which term includes any committees of the Board) recognizes that the Executive’s contribution to the Company has been substantial and desires to assure the Company of Executive’s continued employment in an executive capacity and to compensate Executive therefor; and

WHEREAS Executive has specific duties and unique talents which are of a benefit to the Company both presently and in the future; and

WHEREAS, the Company’s Board considers the continued services of key executives of the company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Company’s Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Company’s Board has previously authorized the Company to enter into continuity agreements including the Prior Agreement with the key executives of the Company and any of its respective subsidiaries (such entities are hereinafter included in the term the “Employer” as the context may require), which agreements set forth, among other things, the severance compensation which the Company agrees under certain circumstances to pay such executives; and

WHEREAS, the Company’s Board and the Executive desire to amend and replace the Prior Agreement, amend the term of the Prior Agreement and to enter into this Agreement to address the matters previously included in the Prior Agreement and additional matters; and

WHEREAS, this Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the parties agree to amend this Agreement further (if necessary) in order to avoid the adverse tax consequences of Code Section 409A.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Term. This Agreement shall become effective on the date hereof first written above (the “Effective Date”) and remain in effect until the third anniversary thereof. Unless the Company informs the Executive, in writing, at least 180 days prior to the end of the initial term or any renewal date, that this Agreement shall not be renewed, this Agreement shall automatically renew for additional one (1) year terms on each successive anniversary date of the preceding term. The foregoing shall constitute the “Term” of this Agreement for purposes hereof and all of the period during the Term shall be referred to as the “Employment Period”.

2. Position and Duties. During the Employment Period, Executive will devote substantially all of Executive’s working time, attention and energies (other than absences due to illness or vacation) to the performance of Executive’s duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of Executive’s duties and responsibilities under this Agreement or violate Sections 14(a) or (b) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or other boards or committees.

3. Place of Performance. Executive’s place of employment will be the Company’s principal executive offices in Oklahoma City, Oklahoma.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company will pay Executive a base salary (“Base Salary”), to be set by the Board and reviewed in accordance with the Company’s compensation policies from time to time established by the Board. The Base Salary will be paid in approximate equal installments in accordance with the Company’s customary payroll practices.

(b) Annual Incentive Bonus. During each year of the Employment Period, Executive shall participate in the Company’s Annual Incentive Compensation Plan, as amended, replaced and determined from time to time by the Board.

(c) Welfare, Pension and Incentive Benefit Plans; Reimbursement for COBRA Coverage. During the Employment Period, Executive (and Executive’s spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs and long-term incentive plans maintained from time to time by the Company for the benefit of its senior executive officers.

(d) Fringe Benefits. During the Employment Period, the Company will provide Executive with such other fringe benefits as commensurate with Executive’s position and as determined from time to time by the Board.

5. Change in Control. No compensation or other benefit pursuant to Section 7 hereof shall be payable under this Agreement unless and until either (i) a Change in Control of the Company (as hereinafter defined) shall have occurred while the Executive is employed by an Employer and the Executive’s employment by an Employer thereafter shall have terminated in accordance with Section 6 hereof or (ii) the Executive’s employment by an Employer shall have terminated in accordance with Section 6(a)(ii) hereof prior to the occurrence of the Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, beginning on the Effective Date and before the end of the Term of this Agreement:

(a) any person (“Person”) as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its securities); or

(b) the consummation of any merger or other business combination of the Company, sale of 50% or more of the Company’s assets, liquidation or dissolution of the Company or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to the Company’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or

(c) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a Person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control); or

(d) a majority of the members of the Board in office immediately prior to a proposed transaction determine by a written resolution that such proposed transaction, if taken, will be deemed a Change in Control and such proposed transaction is consummated.

6. Termination of Employment; Definitions.

(a) Termination without Cause by the Company or for Good Reason by the Executive.

(i) The Executive shall be entitled to the compensation provided for in Section 7 hereof, if within three years after a Change in Control, the Executive’s employment by an Employer shall be terminated (A) by an Employer for any reason other than (I) the Executive’s Disability or Retirement, (II) the Executive’s death or (III) for Cause, or (B) by the Executive with Good Reason (all terms are as hereinafter defined), unless such termination occurs with the Executive’s prior written consent expressly waiving the rights provided hereunder.

(ii) The Executive shall be entitled to the compensation provided for in Section 7 hereof if, (A) in the event that an agreement is executed and delivered which, if consummated, would result in a Change of Control and, within 12 months thereafter, the Executive is terminated without Cause by the Company (other than on account of Executive’s Death or Disability) or terminates employment with Good Reason prior to the Change in Control, (B) such termination is at the request or instigation of the acquiror or merger partner or otherwise in connection with the anticipated Change in Control, and (C) within said 12 month period, such Change in Control actually occurs.

(iii) The Executive shall be entitled to the compensation provided for in Section 8 hereof if (x) the Executive’s employment by an Employer shall be terminated by an Employer for any reason other than (I) the Executive’s Disability or Retirement, (II) the Executive’s death or (III) for Cause and (y) the provisions of clauses (i) or (ii) above do not apply to such termination.

(b) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness.

(c) Retirement. For purposes of this Agreement, “Retirement” shall mean the Executive’s voluntary termination of employment pursuant to late, normal or early retirement under a pension plan sponsored by an Employer, as defined in such plan, but only if such retirement occurs prior to a termination by an Employer without Cause or by the Executive for Good Reason.

(d) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially all of Executive’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to such Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed Executive’s duties;

(ii) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company or any Employer; or

(iii) the conviction of, or plea of guilty or nolo contendere to, a felony.

Termination of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a three-fourths majority of the non-employee Directors of the Company or of the ultimate parent of the entity which caused the Change in Control (if the Company has become a subsidiary) at a meeting of such Directors called and held for such purpose, after 30 days prior written notice to the Executive specifying the basis for such termination and the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise resolve the behavior in question prior to such meeting, finding that in the reasonable judgment of such Directors, the conduct or event set forth in any of clauses (i) through (iii) above has occurred and that such occurrence warrants the Executive's termination.

(e) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, within the Term of this Agreement, of any of the following without the Executive’s written consent expressly waiving the rights provided hereunder:

(i) any material and adverse diminution in the Executive’s duties or responsibilities with the Company (or any affiliate thereof) from those in effect immediately prior to the Change in Control;

(ii) any reduction in the Executive’s annual base salary or any adverse change in bonus opportunity or participation in cash bonus programs in effect immediately prior to the Change in Control;

(iii) any requirement that Executive be based at a location more than 35 miles from the location at which the Executive was based immediately prior to the Change in Control (or a substantial increase in the amount of travel Executive is required to do because of a relocation of the executive offices);

(iv) any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 10(a) hereof; or

(v) any amendment, reduction or termination of any benefit plan, program or arrangement, which has the effect of causing the Executive to have benefits which are substantially decreased, in the aggregate, from those benefits provided to the Executive immediately prior to the Change in Control.

Notwithstanding the foregoing, in the event Executive provides the Company with a Notice of Termination (as defined below) referencing this Section 6(e) (with the exception of Section 6(e)(v)), the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason.

(f) Notice of Termination. Any purported termination of the Executive’s employment (other than on account of Executive’s death) with an Employer, if such termination occurs after the occurrence of a Change in Control or under circumstances specified under Section 6(a)(ii) above, shall be communicated by a Notice of Termination to the Executive, if such termination is by an Employer, or to an Employer, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with an Employer shall be effective without such a Notice of Termination having been given.

7. Compensation Upon Termination After a Change in Control.

Subject to Section 12 hereof, if after or in connection with a Change in Control, the Executive’s employment by an Employer is terminated under circumstances requiring payments in accordance with Section 6(a)(i) or (ii), the Executive shall be entitled to the following payments and benefits:

(a) Severance. The Company shall pay or cause to be paid to the Executive a lump sum cash severance amount equal to two (2) times the sum of (A) the Executive’s annual Base Salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination) and (B) the Executive’s target bonus for the year in which the Notice of Termination is given.

(b) Additional Payments and Benefits. The Executive shall also be entitled to:

(i) a lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid annual base salary through the date of termination, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Company’s incentive award program, plus the pro rata portion of the target bonus to be paid for the year in which the date of termination occurs (calculated through the date of termination), and (C) an amount, if any, equal to any accrued vacation pay, in full satisfaction of Executive’s rights thereto;

(ii) a lump sum cash payment equal to the aggregate sum of (A) additional pension contributions in an amount equal to the Company’s contributions under the Company’s 401(k) plan, profit sharing or other savings pension plans (or such other qualified and nonqualified defined contribution pension plans as then in effect) for the two (2) year period following the date of termination (the “Separation Period”) (based on assumed rates of Executive’s contributions at the level of participation in effect as of the last date Executive was permitted to participate); and (B) the difference between the discounted present value (i.e., lump sum value) of the annuity benefit the Executive is entitled to receive under the Company’s qualified and nonqualified defined benefit retirement programs in which the Executive is a participant calculated through the date of termination and the discounted present value (i.e., lump sum value) of the annuity benefit the Executive would be entitled to receive under such retirement programs calculated after adding an additional two years of credit to age and service up to a maximum of age 65 as if the Executive had been paid at the rate used to calculate the payments under Section 7(a), provided that the such credits shall not be added to any additional credits already provided by the terms of any other Company programs in respect of the termination covered hereby and Executive shall be entitled only to the greater of the credits provided herein or those of any other program; discounted present value (i.e., lump sum value) shall be calculated using a discount factor equal to one percentage point below the rate of interest, per annum, publicly announced by The Chase Manhattan Bank, N.A. as its prime rate in effect at its principal office in New York City, and using the actuarial factors set forth in the defined benefit retirement program;

(iii) continued medical, dental, vision, and life insurance coverage (excluding accident, death, and disability insurance) for the Executive and the Executive’s eligible dependents, on the same basis as in effect prior to the Change in Control or the Executive’s termination, whichever is deemed to provide for more substantial benefits, for a period ending on the earlier of (A) the end of the Separation Period or (B) the commencement of comparable coverage by the Executive with a subsequent employer; provided, however, to the extent required, to effect the foregoing, the Company shall reimburse the Executive for the COBRA premiums paid by the Executive for the first six months following the Executive’s termination on or before the first business day of the eighth month following the Executive’s termination. The Company shall also pay the Executive’s COBRA premiums for a period commencing on the six-month anniversary of the date of the Executive’s termination through the end of the COBRA period. Subsequent to the COBRA period, the Company shall continue to provide, for a period of up to 18 months following the last day of the Executive’s COBRA period , the Executive (and the Executive’s eligible dependents, if applicable) with the same level of health insurance benefits upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control).

(iv) unless it would adversely affect the Company’s ability to use pooling of interest accounting in a Change in Control transaction in which such accounting is intended to be used, immediate 100% vesting of all outstanding stock options, stock appreciation rights, performance awards and restricted stock granted or issued by any Employer to the extent not previously vested on or following the Change of Control; and

(v) all other accrued or vested benefits in accordance with the terms of the applicable plan (with an offset for any amounts paid under Section 7(b)(i)(C), above).

(c) Outplacement. If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by Executive; provided, however, that such outplacement services shall be provided the Executive at an aggregate total cost to the Company of not more than ten (10) percent of such Executive’s annual base salary. All expenses related to outplacement services under this Section 7(d) must be incurred by the end of the second year, and reimbursement for such services must in fact be made by the end of the third year, following the year in which the Termination occurs.

8. Compensation Upon Termination by Company Without Cause Prior to a Change of Control.

Subject to Section 12, in the event Executive’s employment is terminated by Company without Cause prior to a Change in Control, except as otherwise provided in Section 6(a)(ii),

Executive will be entitled to the benefits specified in this Section 8(a). Notwithstanding anything herein or in any other plan or agreement to the contrary, the benefits and payments pursuant to this Section 8 are not in addition to any similar payments or benefits otherwise available to Executive and shall be reduced, but not less than zero, by the amount of any other similar payments or benefits provided by the Company or any of its plans as a result of the termination, including without limitation any replacements or continuations of the Company’s ITP Plan (which is currently expired) or any similar plans.

(a) the Company shall pay Executive a lump sum cash severance amount equal to two (2) times the sum of (i) the Executive’s annual Base Salary on the date of termination and (ii) the Executive’s target bonus for the year in which the Notice of termination is given;

(b) The Executive shall also be entitled to:

(i) a lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid annual base salary through the date of termination, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Company’s incentive award program, plus the pro rata portion of the actual bonus, if any, to be paid for the year in which the date of termination occurs (calculated through the date of termination), and (C) an amount, if any, equal to any accrued vacation pay, in full satisfaction of Executive’s rights thereto;

(ii) a lump sum cash payment equal the difference between the discounted present value (i.e., lump sum value) of the annuity benefit the Executive is entitled to receive under the Company’s qualified and nonqualified defined benefit retirement programs in which the Executive is a participant calculated through the date of termination and the discounted present value (i.e., lump sum value) of the annuity benefit the Executive would be entitled to receive under such retirement programs calculated after adding an additional two years of credit to age and service up to a maximum of age 65 as if the Executive had been paid at the rate used to calculate the payments under Section 8(a), provided that the additional credits added with respect to each retirement program shall not exceed two years when added to any additional credits already provided by the terms of such programs in respect of the termination covered hereby; discounted present value (i.e., lump sum value) shall be calculated using a discount factor equal to one percentage point below the rate of interest, per annum, publicly announced by The Chase Manhattan Bank, N.A. as its prime rate in effect at its principal office in New York City, and using the actuarial factors set forth in the defined benefit retirement program;

(c) continued medical, dental, vision, and life insurance coverage (excluding accident, death, and disability insurance) for the Executive and the Executive’s eligible dependents, on the same basis as in effect prior to the Change in Control or the Executive’s termination, whichever is deemed to provide for more substantial benefits, for a period ending on the earlier of (A) the end of the Separation Period or (B) the commencement of comparable coverage by the Executive with a subsequent employer; provided, however, to the extent required, to effect the foregoing, the Company shall reimburse the Executive for the COBRA premiums paid by the Executive for the first six months following the Executive’s termination on or before the first business day of the eighth month following the Executive’s termination. The Company shall also pay the Executive’s COBRA premiums for a period commencing on the six-month anniversary of the date of the Executive’s termination through the end of the COBRA period. Subsequent to the COBRA period, the Company shall continue to provide, for a period of up to 18 months following the last day of the Executive’s COBRA period , the Executive (and the Executive’s eligible dependents, if applicable) with the same level of health insurance benefits upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control).

(d) the Company will reimburse Executive, pursuant to the Company’s policy, or reasonable business expenses incurred, but not paid, prior to the Date of Termination;

(e) If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by Executive; provided, however, that such outplacement services shall be provided the Executive at an aggregate total cost to the Company of not more than ten (10) percent of such Executive's annual base salary. All expenses related to outplacement services under this Section 8(e) must be incurred by the end of the second year, and reimbursement for such services must in fact be made by the end of the third year, following the year in which the Termination occurs; and

(f) Executive will be entitled to any other rights, compensation and/or benefits as may be due Executive following termination to which he/she is otherwise entitled in accordance with the terms and provisions of any plans and programs of the Company.

9. Compensation Upon Termination for Death, Disability or Retirement.

If an Executive’s employment is terminated for Death, Disability or Retirement prior to any other termination, Executive will receive:

(a) the sum of (i) Executive’s accrued but unpaid salary through the date of Termination, (ii) the pro rata portion of the Executive’s target bonus for the year of Executive’s Death or Disability (calculated through the date of Termination) (but not in the event of Retirement), and (iii) an amount equal to any accrued vacation pay; and

(b) other accrued or vested benefits in accordance with the terms of the applicable plan (with an offset for any amounts paid under item (a)(iii), above).

(c) All amounts payable under this Section 9(a) shall be payable within 30 days following the Executive’s Separation from Service.

10. Compensation Upon Termination for Cause or by Executive.

If an Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than Good Reason after a Change in Control, Death, Disability or Retirement, Executive will receive:

(a) the sum of (i) Executive’s accrued but unpaid salary through the date of termination payable in accordance with the employer’s standard payroll practices, and (ii) an amount equal to any accrued vacation pay; and

(b) other accrued or vested benefits in accordance with the terms of the applicable plan (with an offset for any amounts paid under (a)(ii), above).

11. Excess Parachute Payments.

(a) (i) If it is determined (as hereafter provided) that any payment or distribution by the Company or any Employer to or for the benefit of the Executive pursuant to Section 7, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement in connection with a Change in Control, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Severance Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Severance Payments.

(ii) Subject to the provisions of Section 11(a)(i) hereof, all determinations required to be made under this Section 11, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the Termination Date, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he/she has substantial authority not to report any Excise Tax on Executive’s federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Services or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payment that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10 hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible.

(iii) The federal, state and local income or other tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

(iv) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 11(a) hereof.

(v) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 11(a)(ii) and (iv) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of Executive’s payment thereof. Notwithstanding the immediately preceding, reimbursement of fees and expenses under this Section 11(a)(v) must be made before the end of the Executive's taxable year next following the Executive’s taxable year in which such fee or expense was incurred. The amount of fees or expenses eligible for reimbursement under this Section 11(a)(v) during a year may not affect the fees or expenses eligible for reimbursement under this Section 11(a)(v) in any other taxable year.

(b) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code, the Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the

Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for and against any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

(c) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed and direct the Executive to sue for a refund or direct the Executive to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Section 280G of the Code and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive’s consent if such position or resolution could reasonably be expected to adversely affect the Executive (including any other tax position of the Executive unrelated to matters covered hereby).

(d) If, after payment by the Company in connection with the contest of the Excise Tax claim, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount paid by the Company or it is otherwise determined for any reason that additional amounts could be paid to the Executive without incurring any Excise Tax, any such amount will be promptly paid by the Company to the Executive (or shall be applied to reduce any amount that Executive would otherwise be required to pay the Company). If, after payment by the Company in connection with an Excise Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination, the Company shall have no claim against the Executive for the amount paid and such amount shall be deemed to be in consideration for services rendered after the date of the Termination.

(e) Notwithstanding the foregoing, if the payment described in Section 11(c) is determined by the Company to be impermissible under applicable law, then no such payment shall be made, nor shall the Company direct the Executive to pay the tax claimed and sue for a refund.

(f) Subject to Section 11(e), the Company shall make any payment required under this Section 11 (other than payments reimbursing the Executive for professional fees and expenses already addressed in this Section 11) to the Executive as soon as practicable after any Excise Tax is paid by the Executive; provided, however, that such payments must be made before the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits such taxes. In addition, a right to a payment under this Section 11 that is incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, such payment must be made by the end of the year following the year in which the taxes that are the subject of the audit or litigation are remitted, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution to the litigation.

12. Timeline of Payments; Withholdings.

(a) Timing of Payments. All lump sum payments under this Agreement shall be paid within 15 business days after Executive’s Separation from Service, provided, however, that such payment may be paid within 30 days after the Executive’s Separation from Service in the event that the Company requires the Executive to sign a release at the time of Termination.

Notwithstanding anything in this Agreement, if the Executive is a Key Employee, all amounts payable under this Agreement in a lump sum on account of the Executive’s termination shall be paid in a lump-sum on the date that is six months following the Executive’s Separation from Service (or on the date of the Executive’s death, if earlier).

For purposes of this Section 12:

(i) The term “Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) of the Company. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

(ii) The term “Separation from Service” means mean a “separation from service” within the meaning of Section 409A of the Code.

(b) Withholding. All payments and benefits provided pursuant to this Agreement shall be subject to any applicable payroll and other taxes required to be withheld.

13. Effect of Other Rights.

(a) Expenses. In addition to all other amounts payable to the Executive under this Agreement, during the Executive’s lifetime, the Company shall pay or reimburse the Executive for reasonable legal fees (including without limitation, any and all court costs and reasonable attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof; provided, however, that the Company shall have no obligation to pay any such legal fees, if (i) in the case of an action brought by the Executive, the Company is successful in establishing with the court that the Executive’s action was frivolous or otherwise without any reasonable legal or factual basis; or (ii) in connection with any such claim, action or proceeding arising out of Section 16 of this Agreement. Reimbursement of eligible expenses under this Section 13(a) must be made before the end of the Executive’s taxable year next following the Executive’s taxable year in which such expense was incurred. The amount of expenses eligible for reimbursement under this Section 13(a) during a year may not affect the expenses eligible for reimbursement in any other taxable year.

(b) Obligations Absolute. The obligations of the Company to make the payments to the Executive and to make the arrangements provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.

(c) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any other Employer and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company or any other Employer; provided, however, the terms and conditions of compensation or benefits specifically addressed in this Agreement (e.g., the right to severance pay for a termination of employment) shall be determined solely in accordance with the terms of this Agreement. The terms and conditions of compensation or benefits not specifically addressed in this Agreement shall be determined in accordance with the applicable documents governing such compensation and benefits (e.g., the amount and timing of payments with respect to performance units upon a Change in Control is governed by the appropriate long term incentive plan, and the amount and timing of benefits under the Tronox Incorporated Defined Contribution or Defined Benefit Restoration Planed Compensation Plans is governed by such plans), and the amount and timing of benefits under the Company's qualified and non-qualified defined benefit retirement programs are governed by the applicable retirement plan.

(d) Joint and Several. Each entity included in the definition of “Employer” and any successors or assigns shall be joint and severally liable with the Company under this Agreement.

(e) This Agreement supersedes all prior agreements covering change in control, including the Prior Agreement, and any other subject matter covered by this Agreement and Executive hereby represents that the Executive has no other oral or written representations, understandings or agreements with the Company or any of its officers, directors or representatives covering any such subject matter and agrees that any and all prior written agreements relating to such subject matter shall be terminated effective as of the Effective Date of this Agreement and shall be of no further force or effect. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Company plan or program of the Company or any other Employer shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

14. Successors; Binding Agreement, Assignment.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment with the Company or such successor for Good Reason immediately prior to or at any time after such succession. As used in this Agreement, the “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.

15. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

Tronox Incorporated

One Leadership Square

Suite 300

211 N. Robinson Avenue

P.O. Box 268859

Oklahoma City, Oklahoma 73126-8859

Attention: Chief Executive Officer

(with a copy to General Counsel)

and in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

16. Confidentiality.

(a) The Executive shall retain in confidence any and all confidential information concerning The Company and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive’s employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section. Upon the Termination of employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.

(b) The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement during the pendency of any dispute involving such Section and to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Upon the resolution of such dispute, any payments or benefits required by this Agreement which were suspended during the pendency of the dispute shall be paid or provided to the Executive if it is determined that no breach of this Section occurred.

This Section shall survive this Agreement.

17. Release. In the event that the Company requests a release from the Executive, in the form attached hereto as Exhibit A, then as a condition to providing any payments or benefits under this Agreement, the Executive shall deliver such release.

18. Amendments. If either party determines that an amendment to this Agreement is necessary or desirable for the Agreement to remain in compliance with applicable law, it may request such an amendment, whereupon the parties agree to negotiate in good faith.

19. Miscellaneous. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board of Directors of the Company. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

21. Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed exclusively by the laws of the State of Delaware without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, The Company and each Employer hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23. Section Headings. The section headings in this Agreement are for convenience only, and they form no part of this Agreement and will not affect its interpretation.

24. Entire Agreement. Except as provided elsewhere, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRONOX INCORPORATED

By:	/s/ Peter D. Kinnear

By:	/s/ Thomas W. Adams

Exhibit A

RELEASE

[            ] (“Executive”), for and in consideration of the payments and benefits that Executive shall receive under this Agreement, hereby executes the following General Release (“Release”) and agrees as follows:

1. Effective on the date all payments have been made by the Company to the Executive under the Executive Employment Agreement, dated [Insert Date], between the Company and the Executive (the “Agreement”), Executive, on behalf of Executive, Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors, agrees to, and Executive does hereby fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, Executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releases”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever (each a “claim”), which Executive or Executive's heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims, subject to the provisos in the next clause, are collectively referred to herein as the “Released Claims”); provided that such released claims shall not include (i) any claims to enforce Executive’s rights under, or with respect to, the Agreement, including with respect to accrued or vested benefits referenced in clauses 7(b)(v), 8(c), 9(b), and/or 10(b) of the Agreement, (ii) any claims to enforce Executive’s rights to any indemnification or contribution under the Company’s charter or by-laws, by contract or by law, including without limitation any rights to advancement of funds, or to any insurance whether or not obtained by the Company or (iii) any claims used as defenses to, or rights of set off relating to, any actions against the Executive, Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors.

2. Notwithstanding the generality of clause (1) above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

3. This means that, by signing this Release, the Executive shall have waived any right to which the Executive may have had to bring a lawsuit or make any claim against the Releasees based on any acts or omissions of the Releasees up to the date of the signing of this Release.

4. Executive represents that he/she has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges that he/she is executing this Release voluntarily and knowingly and that he/she has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed, and Executive understands that he/she will not receive any payments due Executive under this Release until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Release. To the extent Executive has executed this Release within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

TRONOX INCORPORATED

Executive	Title:
Name:

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